Exhibit 21.1

SUBSIDIARIES LIST

NAME	JURISDICTION OF INCORPORATION	OPERATING NAMES

Capital Environmental Holdings Company	Nova Scotia, Canada	n/a

Waste Services (CA) Inc.	Canada	n/a

Ram-Pak Compaction Systems Ltd.	Canada	n/a

Gap Disposal (2001) Ltd.	Saskatchewan, Canada	n/a

Waste Services of Alabama, Inc.	Delaware, United States	n/a

Waste Services of Arizona, Inc.	Delaware, United States	Arizona Waste Services
WSI of Arizona, Inc.
Dell Waste Systems
ABC Disposal
Complete Waste
Horizon Waste Services

Cactus Waste Systems, LLC	Arizona, United States	n/a

Omni Waste of Osceola County LLC	Ohio, United States	n/a

Jacksonville Florida Landfill, Inc.	Delaware, United States	n/a

Jones Road Landfill and Recycling Ltd.	Florida, United States	n/a

Waste Services of Florida Inc.	Delaware, United States	Florida Recycling Services

Florida Recycling Services, Inc.	Illinois, United States	n/a

Florida Recycling Services, Inc.	Delaware, United States	n/a

Waste Services Limited Partner, LLC	Delaware, United States	n/a

WS General Partner, LLC	Texas, United States	n/a

Fort Bend Regional Landfill LP	Texas, United States	n/a

Ruffino Hills Transfer Station LP	Texas, United States	n/a

Sanford Recycling and Transfer, Inc.	Florida, United States	n/a